BTCS Announces $2.3 million Financing with Management Participation

Arlington, VA – (Marketwired – April 22, 2015) – Bitcoin Shop, Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company which engages in transaction verification services and which is undertaking the build-out of a universal digital currency ecosystem, announced today that it closed on a financing for aggregate gross proceeds of $2,312,500. The Company sold 7,708,342 units consisting of one share of common stock and 1.4 warrants at a per unit price of $0.30. The warrants are exercisable into an aggregate of 10,791,684 shares of common stock at a per share price of $0.375. Charles Allen our CEO, Michal Handerhan our COO and Charlie Kiser our EVP invested an aggregate of $42,500 in the financing.

Charles Allen, CEO of BTCS, commented, “We believe the sustained decline in the price of Bitcoin has created tremendous opportunities for us to further expand our business and seize opportunities created from the market downturn. With the completion of this financing we believe we are well positioned to be a leading bitcoin and blockchain focused company.”

About BTCS:

BTCS plans to leverage its transaction verification services business while it builds a universal digital currency platform with the goal of enabling users to engage in the digital currency ecosystem through one point of access. We are currently engaged in transaction verification services and operate our public beta site (www.btcs.com) where consumers can purchase products using digital currency such as bitcoin, litecoin and dogecoin, by searching through a selection of over 250,000 items.

Forward Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its digital currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
Charlie Kiser
Bitcoin Shop, Inc.
(202) 430-6576
IR@BitcoinShop.us